UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __)

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                                         Millennium Chemicals Inc.
                             (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[On May 8, 2003 the Company sent the attached letter to Institutional Shareholder Services regarding the fees paid to the Company’s independent auditor, PricewaterhouseCoopers LLP, for 2002. Please note that while the letter provides additional information regarding the nature of the fees disclosed on page 22 of our 2003 proxy statement as “All Other Fees,” we are not providing, and are not yet required to provide, the breakdown of fees required by new SEC rules for the Company’s proxy statement. Compliance with those rules in our 2003 proxy statement would have required a more detailed breakdown of our fees for both 2002 and 2001 as well as a discussion of whether non-audit fees had been pre-approved by our audit committee. The Company intends to comply with the SEC’s new rules, as required, in its 2004 proxy statement.]

[LETTERHEAD OF C. WILLIAM CARMEAN, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF MILLENNIUM CHEMICALS INC.]

May 8, 2003

VIA FACSIMILE (301-556-0515) AND E-MAIL

Attn: Dr. Martha Carter
Director of U.S. Research
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

Dear Dr. Carter;

This letter is regarding ISS’s recommendation in connection with our upcoming shareholder meeting. As disclosed on page 22 of our Proxy, PricewaterhouseCoopers LLP (“PwC”), our independent auditors, billed us $1,608,127 for “Audit Fees” and $2,130,030 for “All Other Fees” for 2002.

In connection with your recommendation, you should be aware that at least $1,087,145 of the “All Other Fees” would be included in “Audit-Related Fees” or “Tax Services” as such terms are specified in the SEC’s new rule regarding Auditor Independence, effective May 6, 2003.

Accordingly, no more than 28% of the 2002 PwC fees are for services other than Audit, Audit-Related and Tax Services. (This percentage is calculated by adding the $1,608,127 in Audit Fees to the $1,087,145 of Audit-Related and Tax Services, compared to the total 2002 fees of $3,738,157.)

The fees remaining in the “All Other Fees” category are primarily for tax and related services incurred to simplify the Company’s organizational structure inherited as the result of its October 1996 spin-off as a public company from Hanson PLC (a U.K. resident company) and in connection with the Company’s ceasing in February of 2002 to be a U.S. – U.K. dual resident company. This reorganization has been completed. We believe that a substantial portion of these services should qualify as “Tax Services” under the SEC’s new rules, but because these rules are new and somewhat unclear, we have taken the conservative approach in this letter and assumed they do not qualify.

As such, we respectfully request you to take this additional information into consideration and re-examine your determination to recommend a vote against the ratification of PwC as our independent auditor and against the re-election of our directors who are serving on our Audit Committee. We will file this letter with the SEC through the Edgar system in compliance with the SEC’s proxy regulations. If you have any further questions, please call me at 732-933-5190.

Very truly yours,

/s/ C. William Carmean
C. William Carmean

cc:	Shirley Westcott - ISS (via fax 301-556-0515) Eddie Nino - ISS (via fax 301-556-0515) Patrick McGurn - ISS (via fax 301-556-0515) Chris Hayden - Georgeson (via fax 212-440-9009)